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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

1.  BEA Systems (FSC), Inc., Barbados

2.  BEA International, Cayman Islands

3.  BEA Systems, Ltd., Canada

4.  BEA Systems Limitada, Brazil

5.  BEA Systems SA de CV, Mexico

6.  BEA Systems Europe GmbH, Germany

7.  BEA Systems Europe N.V., Belgium

8.  BEA Systems Pty Ltd., South Africa

9.  BEA Systems AB, Sweden

10. BEA Systems, Ltd., United Kingdom

11. BEA Systems OY, Finland

12. BEA Systems S.A., France

13. BEA Systems (Switzerland) Ltd., Switzerland

14. BEA Systems Japan Ltd., Japan

15. BEA Systems Korea, Korea

16. BEA Systems Pty Ltd, Australia

17. BEA Systems HK Ltd., Hong Kong